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                                                                   EXHIBIT 10.90

PERSONAL AND CONFIDENTIAL

December 5, 2001

Gerald Schenkkan

Dear Tex:

Pursuant to our discussions over the past several months, we are pleased to offer you a long-term incentive bonus opportunity. This letter amends and replaces the "CEBU-specific long-term incentive plan" provisions in the March 23, 2000 letter from Mr. John Gannon to you (copy attached).

1. LONG-TERM INCENTIVE PLAN.

     a. PART 1. Based on your April 19, 2001 email (copy attached) and the March 23 letter, Maxtor agrees to pay you $500,000 in recognition of your results relative to established goals regarding Consumer Electronics. This amount will be targeted for payout as soon as administratively feasible after you sign and accept this letter agreement and return it to Maxtor.

     b. PART 2. Maxtor also agrees to provide you with an incentive opportunity target of $250,000. Pay-out would be based on achievement of certain corporate financial metrics established by the Maxtor Board of Directors for the Maxtor Merger Incentive Plan. If the metrics are achieved payout would be targeted for April 2003. Based on the Boards assessment of the achievement of the metrics, the pay-out could range from zero (0) to 200% of the target amount. This incentive opportunity is in addition to your Annual Incentive Program opportunity.

     c. All payments made under this letter agreement shall be subject to applicable tax withholding requirements. In order to receive a payment hereunder, you must be employed by Maxtor on the date such payment is scheduled by Maxtor to be made.

2. NON-INTERFERENCE. Recognizing that an important element of the Company's business success is the information and/or business relationships entrusted to the Company's employees, you agree that during the term of your employment and for a period of two (2) years thereafter, regardless of how or why your termination occurs, you will not directly or indirectly (i) solicit, cause or attempt to cause any customer or prospective customer of the Company with whom you dealt, or with respect to which you were provided or had access to any confidential information at any time during your employment with the Company, to divert, terminate, limit or in any manner fail to enter into any actual or potential business relationship with the Company; or (ii) in any way disrupt, damage, impair or interfere with the business of the Company, whether by way of interfering with or soliciting its employees, disrupting its relationship with customers, agents, vendors, distributors or representatives, or otherwise. These obligations are in addition to any similar obligations set forth in the Confidentiality Agreement or any other Agreement between you and the Company.


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Mr. Tex Schenkkan
December 3, 2001
Page 2

3. At-Will Employment. Nothing contained herein shall be interpreted as changing the fact that your employment relationship with Maxtor is at will, which means that either you or Maxtor may terminate the relationship at any time for any reason.

4. Governing, Law, Interpretation. This letter shall be interpreted in accordance with and governed by the laws of the State of California, exclusive of choice of law provisions. If any one or more of the provisions (or any part thereof) of this letter agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

5. Miscellaneous. This letter shall supercede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this letter. This letter and its terms may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of Maxtor. You agree that no person has made any promise or representation to you related to the subject matter herein, except for the promises and representations expressly written in this letter, and that you have not relied on any such promise or representation and you understand that Maxtor does not allow any person to make any such promise or representation.

To indicate your acceptance of the terms of this letter, please sign and date where indicated below and return it to me within one (1) week of the date that you received this letter.



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Mr. Tex Schenkkan
December 3, 2001
Page 3


Sincerely,

MAXTOR CORPORATION

/S/ Phil Duncan
Executive Vice President
Human Resources, Facilities


ACCEPTED AND AGREED.

       12/09/01                                         /S/ Gerard Schenkkan
DATED:---------------------                   SIGNATURE:---------------------

                                                        /s/ Gerard Schenkkan
                                              PRINT NAME:--------------------